Exhibit 15.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 no. 333-235692) pertaining to the Omnibus Incentive Plan, amended and Restated Stock Option Plan, and Restricted Share Unit Plan of Liminal BioSciences Inc. of our report dated March 27, 2018, with respect to the consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the year ended December 31, 2017 included in the Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Ernst & Young LLP1

Montreal, Canada

March 20, 2020

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(1) CPA Auditor, CA, public accounting permit no. A123806